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                                                                  EXHIBIT 23.1

The Board of Directors and Stockholder
Revlon Consumer Products Corporation:

   The audits referred to in our report dated January 23, 1998, except for
Note 2 which is as of June 8, 1998, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG PEAT MARWICK LLP
New York, New York
December 18, 1998